Exhibit 8.2

44th Floor 1 First Canadian Place Toronto Canada M5X 1B1	Tel 416 863 0900 Fax 416 863 0871 www.dwpv.com

September 4, 2012
File No. 33691

Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, ON  M5C 2Y7

Dear Sirs/Mesdames:

Re: Agnico-Eagle Mines Limited

We have acted as Canadian counsel to Agnico-Eagle Mines Limited in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 1,142,057 common Shares issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan.

We hereby confirm to you that, insofar as they describe provisions of Canadian federal income tax law, the statements set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the use of our name under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP

DAVIES WARD PHILLIPS & VINEBERG LLP